Exhibit 99.2

For Immediate Release: October 2, 2014

Occidental Petroleum Announces Dividend, Approves Spin-off of

California Resources Corporation and Increases Share Repurchase Authorization

HOUSTON — October 2, 2014 — Occidental Petroleum Corporation (NYSE: OXY) announced today that its Board of Directors declared a regular quarterly dividend, authorized the spin-off of its California oil and gas business and increased the company’s share repurchase program.

The Board declared a regular quarterly dividend of $.72 per share on common stock payable on January 15, 2015, to stockholders of record as of December 10, 2014. Occidental has paid quarterly dividends continuously since 1975 and has increased its dividend each year since 2002. The current annual rate is $2.88 per share.

The Board approved the spin-off of subsidiary California Resources Corporation through the distribution of approximately 80.1 percent of the outstanding shares of California Resources to holders of Occidental common stock. Subject to the satisfaction of the conditions to the spin-off, the distribution is expected to occur on November 30, 2014. Occidental shareholders will receive 0.4 shares of California Resources common stock for every one share of Occidental common stock held at the close of business November 17, 2014, the record date for the distribution. Fractional shares of California Resources common stock will not be distributed. Any fractional shares of California Resources common stock will be aggregated and sold in the open market and the aggregate net proceeds of the sales will be distributed ratably in the form of cash payments to Occidental stockholders of record who would otherwise be entitled to receive a fractional share of California Resources common stock.

The Board also authorized the repurchase of an additional 60 million shares of the company’s common stock, leaving the program with 76 million shares, as of September 30, 2014. Share repurchases will continue to be funded from available cash from operations, excess cash on hand and proceeds from asset sales as part of the previously announced strategic review, including a dividend of approximately $6 billion from California Resources to Occidental. The program does not require purchases to be made within a particular timeframe.

About Occidental Petroleum

Occidental Petroleum Corporation is an international oil and gas exploration and production company with operations in the United States, Middle East/North Africa and Latin America. Headquartered in Houston, Occidental is one of the largest U.S. oil and gas companies, based on equity market capitalization. Occidental’s midstream and marketing segment gathers, processes, transports, stores, purchases and markets hydrocarbons and other commodities in support of Occidental's businesses. The company’s wholly owned subsidiary OxyChem manufactures and markets chlor-alkali products and vinyls. Occidental is committed to safeguarding the environment, protecting the safety and health of employees and neighboring communities and upholding high standards of social responsibility in all of the company’s worldwide operations.

Forward-Looking Statements

Portions of this press release contain forward-looking statements and involve risks and uncertainties that could materially affect expected results of operations, liquidity, cash flows and business prospects. Actual results may differ from anticipated results, sometimes materially, and reported results should not be considered an indication of future performance. Factors that could cause results to differ include, but are not limited to: global commodity pricing fluctuations; supply and demand considerations for Occidental’s products; higher-than-expected costs; the regulatory approval environment; reorganization or restructuring of Occidental’s operations, including any delay of, or other negative developments affecting, the spin-off of California Resources Corporation; not successfully completing, or any material delay of, field developments, expansion projects, capital expenditures, efficiency projects, acquisitions or dispositions; lower-than-expected production from development projects or acquisitions; exploration risks; general economic slowdowns domestically or internationally; political conditions and events; liability under environmental regulations including remedial actions; litigation; disruption or interruption of production or manufacturing or facility damage due to accidents, chemical releases, labor unrest, weather, natural disasters, cyber attacks or insurgent activity; failure of risk management; changes in law or regulations; or changes in tax rates. Words such as “estimate,” “project,” “predict,” “will,” “would,” “should,” “could,” “may,” “might,” “anticipate,” “plan,” “intend,” “believe,” “expect,” “aim,” “goal,” “target,” “objective,” “likely” or similar expressions that convey the prospective nature of events or outcomes generally indicate forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements, as a result of new information, future events or otherwise. Material risks that may affect Occidental’s results of operations and financial position appear in Part I, Item 1A “Risk Factors” of the 2013 Form 10-K. Occidental posts or provides links to important information on its website at www.oxy.com.

Contacts:

Occidental Petroleum Corporation

Media:

Melissa E. Schoeb

713-366-5615

melissa schoeb@oxy.com

or

Investors:

Christopher M. Degner

212-603-8185
christopher_degner@oxy.com

On the web: www.oxy.com